Exhibit 23.2
     Consent of Independent Registered Public Accounting Firm
The Board of Managers
Metalsa S. de R. L.:
We hereby consent to the incorporation by reference in the registration statement Form S-8 (File No. 333-1 19155, No. 333-17355, No. 333-39523 and No. 333-59664) of Tower Automotive, Inc. of our report dated March 7, 2007, with respect to the consolidated balance sheets of consolidated balance sheets of Metalsa, S. de R.L. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, partners’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Annual Report on Form 10-K of Tower Automotive, Inc.
KPMG Cárdenas Dosal, S.C.
/s/ Jaime Garcia Garcíatorres
Jaime Garcia Garcíatorres
Monterrey, N.L., Mexico
June 7,2007